Exhibit 99.(g)(3)

Execution Version

INVESTMENT SUB-ADVISORY AGREEMENT

July 1, 2009

Celfin Capital Servicios Financieros S.A.

Apoquinda 3721, Piso 19

Santiago

Chile

Dear Sirs:

The Chile Fund, Inc. (the “Company”), a corporation organized under the laws of the state of Maryland, and Aberdeen Asset Management Investment Services Limited, a corporation organized under the laws of the United Kingdom and the investment adviser to the Company (the “Adviser”), each herewith confirms its agreement with Celfin Capital Servicios Financieros S.A. (the “Sub-Adviser”) as follows:

1.           Investment Description; Appointment

The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company.  Copies of the Company’s Registration Statement and Articles of Incorporation, as amended, have been or will be submitted to the Sub-Adviser.  The Company agrees to provide copies of all amendments to the Company’s Registration Statement and Articles of Incorporation to the Sub-Adviser on an on-going basis.  The Company and the Adviser desire to employ and hereby appoint the Sub-Adviser to act as investment sub-adviser to the Company.  The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.           Services as Investment Sub-Adviser

Subject to the supervision and direction of the Board of Directors of the Company and of the Adviser, the Sub-Adviser will (a) act in conformity with the Company’s Articles of Incorporation, the U.S. Investment Company Act of 1940 and the U.S. Investment Advisers Act of 1940, all applicable SEC rules and regulations and any other applicable provisions of law, as the same may from time to time be amended, and (b) provide the following services: (1) furnishing advice and making recommendations to the Adviser regarding the purchase and sale of Chilean securities, (2) providing the Adviser with statistical, research and other factual data for their use in connection with the Company’s investment program in Chile, (3) identifying Chilean regulatory and other Chilean governmental requirements applicable to the Company in connection with the Company’s investment activities in Chile, (4) monitoring the execution of transactions and the settlement and clearance of the Company’s Chilean securities transactions and arranging for the transmission to the custodian of confirmations, trade tickets and other documents and information for such securities, (5) assisting the custodian, fund accountant or fund administrator, as the case may be, in determining or confirming the market value of any Chilean securities, and (6) providing information regarding corporate actions, repatriation restrictions, currency restrictions and other matters relating to the Company’s Chilean holdings as may be requested by the Company or the Adviser from time to time.

3.           Confidentiality of Information

The Sub-Adviser will treat confidentially and as proprietary information of the Company all records and other information relative to the Company, and the Company’s prior, current or potential shareholders, and will not use such information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

4.           Information Provided to the Adviser

The Sub-Adviser will keep the Adviser informed of developments in Chile materially affecting the Company, and will, on its own initiative, furnish the Adviser from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.  The Sub-Adviser will furnish the Adviser or Company with whatever information, reports, valuations, analyses and opinions the Adviser or Board of Directors of the Company may reasonably request.

5.           Compliance Policies

Throughout the term of the Agreement, the Sub-Adviser shall promptly submit to the Adviser:  (i) any material change to the Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act of 1940; (ii) notification of the commencement of a regulatory examination of the Sub-Adviser relating to the Company and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies; and (iii) notification of any material compliance matter that relates to the services provided by the Sub-Adviser to the Company, including but not limited to any material violation of the Compliance Policies or of the Sub-Adviser’s code of ethics, and/or related code.  Throughout the term of this Agreement, the Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Polices by the Adviser) that the Adviser may reasonably request to enable the Company to comply with Rule 38a-1 under the Investment Company Act of 1940.

6.           Books and Records

The Sub-Adviser agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act of 1940 the records required to be maintained by a registered investment company pursuant to Rule 31a-1 thereunder.  The Sub-Adviser, Adviser and the

Company agree, in compliance with Rule 31a-3 under the Investment Company Act of 1940, that all records which the Sub-Adviser maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request.

7.           Standard of Care

The Sub-Adviser shall exercise its best judgment in rendering the services described in paragraph 2 above.  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Adviser in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

8.           Compensation

In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser within five business days after the end of each calendar quarter during the term of this Agreement, a fee for the previous quarter computed monthly at an annual rate of .20% of the Company’s average monthly net assets invested less the “Discount Adjustment Amount.”  For purposes of this Agreement, the “Discount Adjustment Amount” shall mean the product of (x) the quarterly fee otherwise due to the Sub-Adviser hereunder, and (y) a fraction, the numerator of which is the amount by which the investment advisory fee payable to the Adviser by the Company for the corresponding quarter has been reduced, pursuant to the terms of the Investment Advisory Agreement between the Company and the Adviser, as a consequence of the market value of the Company’s outstanding shares trading at a discount to the Company’s net asset value, and the denominator of which is the investment advisory fee that would have been payable to the Adviser for that quarter if no such reduction was required by the terms of that agreement.  If the Investment Advisory Agreement between the Company and the Adviser at any time no longer requires any such adjustment, the Discount Adjustment Amount hereunder shall be zero.

9.           Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement; provided that the Fund shall reimburse the Sub-Adviser for travel expenses incurred in attending meetings of the Board of Directors of the Company, if the attendance of the Sub-Adviser has been requested by the Adviser.  The Company will bear certain other expenses to be incurred in its operation, including:  organizational expenses, taxes, interest, brokerage costs and commissions and stock exchange fees, including any Chilean value added tax; fees of directors of the Company who are not officers, directors or employees of the Sub-Adviser, the Adviser or any of their affiliates; U.S. Securities and Exchange Commission fees, state Blue Sky qualification or offering fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company’s Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders’ reports and meetings of the shareholders of the Company and of the Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses.

10.         Services to Other Companies or Accounts

The Company understands that the Sub-Adviser now acts, will continue to act or may act in the future as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Sub-Adviser so acting.  The Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

11.         Term of Agreement

This Agreement shall become effective upon being approved in accordance with the requirements of the Investment Company Act of 1940, and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a “majority” (as defined in the Investment Company Act of 1940) of the Company’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable, without penalty, on 60 days’ written notice, by the Board of Directors of the Company or the Adviser or by vote of holders of a majority of the Company’s shares, or upon 60 days’ written notice, by the Sub-Adviser.  This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

12.           Change in Control

The Sub-Adviser will promptly notify the Company and the Adviser of any change in the board of directors, management, principal shareholdings or control of the Sub-Adviser.

13.         Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto.

14.         Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

15.           Consent to Jurisdiction and Service of Process

The Sub-Adviser irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan, The City of New York over any suit, action, or proceeding arising out of or relating to this Agreement.  The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action, or proceeding brought in such a court has been brought in an inconvenient forum.  The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment, provided that service of process is effected upon the Sub-Adviser in the manner specified in the following paragraph or as otherwise permitted by law.

As long as this Agreement remains in effect, the Sub-Adviser will at all times have an authorized agent in the Borough of Manhattan, The City of New York upon whom process may be served in any legal action or proceeding in a New York State or United States Federal court sitting in the Borough of Manhattan, The City of New York over any suit, action or proceeding arising out of or relating to this Agreement.  The Sub-Adviser hereby appoints Willkie Farr & Gallagher LLP (c/o Daniel Schloendorn, Esq.) as its agent for such purpose, and covenants and agrees that service of process in any such legal action or proceeding may be made upon it at the office of such agent at 153 E. 53rd Street, New York, New York 10022 (or at such other address in the Borough of Manhattan, The City of New York, as said agent may designate by written notice to the Company and the Adviser).  The Sub-Adviser hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Sub-Adviser set forth in the heading to this Agreement or to any other address of which the Sub-Adviser shall have given written notice to the Company and the Adviser.  The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (i) shall be deemed in every respect effective service of process upon the Sub-Adviser in any suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Sub-Adviser.

Nothing in this section shall affect the right of the Company or the Adviser to serve process in any manner permitted by law or limit the right of the Company or the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

16.                                 Independent Contractor Status

The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

17.                                 Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

18.                                 Notices

Any notice under this Agreement shall be in writing to the other party and shall be delivered in person or by facsimile or electronic mail (followed by mailing such notice, air mail postage prepaid, on the day on which such facsimile or electronic mail is sent) to such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail or electronic mail and mail, on the date on which such facsimile and confirmatory letter or electronic mail and confirmatory letter are sent.

If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

Very truly yours,

THE CHILE FUND, INC.

			By:	/s/ Alan R. Goodson
				Name:	Alan R. Goodson
				Title:	Vice President

ABERDEEN ASSET MANAGEMENT INVESTMENT SERVICES LIMITED

			By:	/s/ Andrew Laing
				Name:	Andrew Laing
				Title:	Director

Accepted:

CELFIN CAPITAL SERVICIOS FINANCIEROS S.A.

By:	/s/ Juan Audres Camus
	Name:	Juan Audres Camus
	Title:	President